Exhibit 99.1

Shiner International Announces Promotion of Qingtao Xing to President and C.E.O.

HAIKOU, China, Feb. 22 /PRNewswire-Asia/ -- Shiner International, Inc. (Nasdaq:BEST - News), a market leader in food safety and anti-counterfeiting packaging, today announced it has promoted Qingtao Xing to the position of President & C.E.O. Shiner's former CEO Mr. Jian Fu will remain with Shiner as the Executive Vice President of Manufacturing.

Mr. Qingtao Xing joined Shiner as its Vice President at the beginning of 2008 and was appointed as President in May. In his new role in Shiner, Mr. Xing will lead the Company's overall operation and management. Mr. Xing will continue to report to Shiner International's Chairman Mr. Yuet Ying. Before joining Shiner International, Mr. Xing worked for LaSalle Investment Management's China team in commercial real estate throughout mainland China. Prior to LaSalle, Mr. Xing worked for a couple of real estate development firms in China focused on office developments, residential neighborhoods and luxury hotels. He holds a Bachelor's degree from Tongji University and a Master's from Cornell University.

Mr. Jian Fu, the former CEO, will be the Executive Vice President of Manufacturing. As one of the organizers of Shiner and its predecessors companies, Mr. Fu has 20 years of experience in production of flexible packaging films. He graduated from South China Institute of Technology, and majored in plastic engineering techniques. Mr. Fu will report to Mr. Xing.

Mr. Yuet Ying, Chairman of Shiner expressed his support for the change in corporate structure, "Mr. Xing managed, as President, to lead the company through the worst global recession since the Great Depression. Mr. Xing will use those skills to grow Shiner into a worldwide manufacturer of flexible packaging. As a specialist in the soft packaging industry, Mr. Fu has in-depth knowledge with respect to film production that will be fundamental to the future growth and expansion of this business. Since the inception of Shiner, management has brought together a team of highly skilled professionals to build upon our original core competence in the flexible packaging industry. We are excited about the future of Shiner and believe the teams that we have assembled, both at the corporate level and for each of our business lines, are the keys to our success in the foreseeable future."

About Shiner International, Inc.

NASDAQ listed Shiner International (http://www.shinerinc.com) is a U.S. corporation that has its primary operations in China. Headquartered in the city of Haikou -- China's "Hawaii" -- Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. Approximately 60 percent of Shiner's current customers are located in China with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 15 patents on products and production equipment, and has an additional eight patent applications pending. The Company's coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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Shiner International, Inc.
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